Exhibit 99.1

KEYSPAN
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KeySpan Corporation                                       For Immediate Release

Contacts:   Investors                                     Media Relations
            George Laskaris                               Jody Fisher
            718.403.2526                                  718.403.2503

                    KEYSPAN PRAISES PROPOSED LIPA AGREEMENTS
          Plan Presents Energy Reliability and Opportunities for Growth

New York, NY (December 14, 2005) - KeySpan Corporation (NYSE:KSE) today praised the proposed agreement announced by New York State Governor George Pataki that will extend the contractual agreement between KeySpan and the Long Island Power Authority ("LIPA") through 2013. The agreement would ensure KeySpan profitability and shareholder value as well as provide opportunities for enhanced synergies and operating efficiencies.

"This is a milestone for Long Island consumers and a positive development for KeySpan and its shareholders," said Robert B. Catell, Chairman and Chief Executive Officer of KeySpan Corporation. "By working with LIPA, we have created a plan that will benefit LIPA and Long Island consumers, as well as KeySpan and leverage the expertise of our skilled employees. I commend Governor Pataki for his leadership in developing this innovative, far-reaching plan. I look forward to continuing to work with LIPA Chairman Richard Kessel to see that Long Island's future energy needs are satisfied. Further, resolution of our plant ownership clears the way for us to work with LIPA on our plan for efficiency and environmental enhancements, including repowering."

The proposed agreement will extend the Management Services Agreement (MSA), under which KeySpan operates and maintains LIPA's transmission and distribution (T&D) system, through 2013. The extension provides continued reliability and stability to LIPA's 1.1 million electric customers, and allows KeySpan to benefit from LIPA's energy demand growth and increased sales, operational synergies and performance efficiencies in the workforce. The contract pricing has been changed into a minimum base component of $224 million (subject to adjustments) and a variable component based on electric sales exceeding a base threshold. The proposal also resolves administrative and operational issues and provides for a more efficient operational structure.

The restructured agreement between LIPA and KeySpan will also provide LIPA with an option to purchase the KeySpan E.F. Barrett and/or Far Rockaway steam units at book cost. The option window is January 1, 2006 through December 31, 2006, and if exercised, KeySpan would continue to operate both facilities through 2013. The current option, which provided LIPA with the ability to purchase all of KeySpan's generation, will be terminated.

The  effectiveness  of  these  agreements  is  subject  to  certain   regulatory
approvals.

A conference call to discuss the LIPA Agreement has been scheduled and a Form 8-K was filed today with the Securities and Exchange Commission. Dial-in information is as follows:

                 Date:            December 14, 2005
                 Time:            4:00 PM
                 Phone:           1-888-552-7850
                 Conference:      3291995
                 Webcast:http://investor.keyspanenergy.com

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast United States, operating regulated gas utilities in New York, Massachusetts and New Hampshire, serving
2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses.

KeySpan is also the largest electric generator in New York State. The Company owns approximately 6,650 megawatts of generating capacity, providing power to
1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution and storage. KeySpan has headquarters in Brooklyn, New England and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.